FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Christopher Bellitti 203-352-8759

WWE® Reports Strong Fourth-Quarter 2016 Results

Achieving Record Revenue for the Full Year

Fourth-Quarter 2016 Highlights

•	Revenue increased 17% to $194.9 million as compared to the prior year quarter
•	Operating income of $13.9 million and Adjusted OIBDA[1] of $20.5 million were in line with guidance
•	WWE Network subscribers increased 14% from the fourth quarter 2015 to 1.41 million average paid subscribers over the fourth quarter 2016, consistent with the Company’s guidance
•	The Company premiered new original content across platforms, including Total Bellas® (E! network), The Bella Twins® (YouTube channel), 205 Live™ and WWE Story Time™ (WWE Network)
•	Announced new UK Championship Tournament to showcase local talent, which successfully engaged both attendees and network viewers in January 2017
•	Announced SNICKERS® will once again serve as the exclusive presenting partner of WrestleMania® (April 2, 2017), which will be held at the Orlando Citrus Bowl and broadcast live globally on WWE Network
•	WWE issued $215 million of convertible note financing to support the execution of the Company’s long-term growth strategy and for general corporate purposes[2]

Full Year 2016 Highlights

•	Revenue increased 11% to $729.2 million, the highest in the Company’s history, including record levels of revenue from its Network, Television, Live Event, Venue Merchandise, and WWE Shop segments
•	Total international revenue increased by 11% to a record $189.3 million
•	Operating income increased 44% to $55.7 million and Adjusted OIBDA[3] increased 17% to $80.1 million, with both measures within the relevant range of Company guidance
•

WWE Network subscribers watched a total of 294 million hours of content (up 15% from 256 million in 2015), yielding an average of 194 hours per household that places it among top cable and broadcast networks

•	Digital engagement continued to grow with video views up 56% to more than 15.1 billion and social media engagements up 45% to 1.1 billion from the prior year[4]

STAMFORD, Conn., February 9, 2017 - WWE (NYSE:WWE) today announced financial results for its fourth quarter and year ended December 31, 2016.  For the quarter, the Company reported Net income of $8.0 million, or $0.10 per share, as compared to a Net loss of $1.2 million, or a $0.02 loss per share, in the prior year quarter.  Operating income increased to $13.9 million from an Operating loss of $1.5 million.  Excluding items affecting comparability, Adjusted OIBDA increased to $20.5 million from $11.1 million.

“During the past year, we continued to successfully execute our content strategy, which resulted in significant operational achievements and generated record revenue.  We grew WWE Network to an average of more than 1.5 million subscribers, attracted record attendance of 101,763 fans at WrestleMania, and strengthened the global reach of our television programs, completing distribution deals in in China, Australia, Germany and Spain, among other countries,” said WWE Chairman & CEO Vince McMahon.  “The increased engagement with our brands across multiple platforms provides a foundation for achieving our 2017 and long-term financial objectives.”

Q1 2017 Business Outlook

For the first quarter 2017, the Company projects Operating income of $16 million to $20 million and Adjusted OIBDA3 of approximately $23 million to $27 million. Additionally, the Company projects average paid subscribers to WWE Network of 1.48 million (+/- 2%).5  The first quarter 2017 subscriber forecast represents an approximate 15% year-over-year increase from the first quarter 2016, and a sequential quarter increase of 5% from the fourth quarter 2016.  The Company’s first quarter 2017 subscriber guidance is based on WWE Network’s subscriber performance in January. As of January 31, 2017, WWE Network had 1.5 million ending paid subscribers including 1.1 million ending paid U.S. subscribers and 0.4 million ending paid international subscribers, which represent growth of 15% and 27% respectively, from January 31, 2016.

2017 Outlook

In 2017, WWE management expects the Company to achieve another year of record revenue and has targeted Operating income of $70 million and Adjusted OIBDA of $100 million, which would be an all-time record (up approximately 25% from 2016 Adjusted OIBDA of $80.1 million).5

Supporting the continued growth in the Company’s revenue and profits, management anticipates contractual increases in television rights fees from key distribution agreements and expects the level of WWE Network subscribers will continue to increase, albeit at a lower rate, on a year-over-year basis.  As management believes there is a significant long-term growth opportunity for WWE, the Company plans to continue to invest in key areas, as reflected in operating expenses and capital expenditures, to optimize WWE’s long-term performance while driving strong bottom line performance.

Providing perspective on the growth of WWE Network and the Company’s targeted profit expansion, Mr. Barrios reiterated previous comments, “Given the current scale and leverage of WWE Network, increases in its subscribers have the potential to drive meaningful growth in revenue and profit.” Mr. Barrios added, “Based on anticipated subscriber growth, we believe we can achieve our targeted record financial results.  In 2017, we will continue to evaluate our financial performance and to balance earnings growth with investments that could enable us to deliver a wider range of content, strengthen our engagement with a broadening audience, and support our continuing digital and direct-to-consumer transformation.”

Comparability of Results

For the fourth quarter 2016, there were no material items that impacted the comparability of results on a year-over-year basis. For the fourth quarter 2015, Corporate and Other expense included a $7.1 million non-cash abandonment charge to write-off the value of costs related to a media center expansion project.  These costs were incurred several years ago but the expansion was delayed and the Company determined that these plans would no longer be viable and deemed them abandoned.

Performance of Segments

The schedules below reflect WWE’s performance by line of business (in millions): 1, 3

	Three Months Ended		Year Ended
	December 31,		December 31,
Net Revenues:	2016	2015	2016	2015
Media Division
Network	$43.7	$40.8	$180.9	$159.4
Television	68.6	55.6	241.7	231.1
Home Entertainment	4.2	2.6	13.1	13.4
Digital Media	8.5	7.6	26.9	21.5
Live Events	38.6	32.9	144.4	124.7
Consumer Products Division
Licensing	10.1	9.6	49.1	48.9
Venue Merchandise	4.9	4.4	24.2	22.4
WWEShop	12.8	10.0	34.6	27.1
WWE Studios	2.4	1.8	10.1	7.1
Corporate & Other	1.1	0.9	4.2	3.2
Total Net Revenues	$194.9	$166.2	$729.2	$658.8

Operating Income:
Media Division
Network	$13.7	$15.0	$36.9	$48.4
Television	30.6	21.0	114.8	88.0
Home Entertainment	1.9	0.6	5.3	4.6
Digital Media	1.9	2.0	4.3	3.2
Live Events	6.2	7.3	41.8	38.0
Consumer Products Division
Licensing	4.6	4.5	27.4	28.8
Venue Merchandise	2.1	1.9	9.8	8.9
WWEShop	3.0	1.5	7.3	5.1
WWE Studios	(1.1)	(0.2)	(0.2)	(1.5)
Corporate & Other	(49.0)	(55.1)	(191.7)	(184.7)
Total Operating Income	$13.9	$(1.5)	$55.7	$38.8

Adjusted OIBDA:
Media Division
Network	$15.5	$15.0	$43.0	$48.4
Television	31.9	23.3	119.8	97.0
Home Entertainment	1.9	0.6	5.3	4.6
Digital Media	1.9	2.1	4.6	4.4
Live Events	6.2	7.3	41.8	38.0
Consumer Products Division
Licensing	4.6	4.5	27.4	28.8
Venue Merchandise	2.1	1.9	9.8	8.9
WWEShop	3.0	1.5	7.3	5.1
WWE Studios	(1.1)	(0.2)	(0.2)	(1.5)
Corporate & Other	(45.5)	(44.9)	(178.7)	(165.0)
Total Adjusted OIBDA	$20.5	$11.1	$80.1	$68.7

The following table reflects net revenues by region (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Revenues by Region:
North America	$141.6	$115.4	$539.9	$489.0
Europe/Middle East/Africa (EMEA)	34.2	37.1	122.7	112.3
Asia Pacific (APAC)	13.4	11.0	54.7	49.4
Latin America	5.7	2.7	11.9	8.1
Total Net Revenues	$194.9	$166.2	$729.2	$658.8

Three Months Ended December 31, 2016 - Results by Region & Business Segment

Revenues increased 17% to $194.9 million from the prior year quarter with growth from across the Company’s business segments. North American revenues increased 23% ($26.2 million) primarily due to the impact of certain licensed television series (described below), contractual increases in key television distribution agreements, the growth of WWE Network subscribers and the performance of the Company’s Live Events, particularly the staging of 19 additional events during the current quarter. Additionally, the revenue growth in North America reflected higher sales of online merchandise. Revenues from outside North America increased 5% ($2.5 million) primarily due to the growth of WWE Network subscribers and the performance of Live Events, particularly in the APAC and Latin America regions. Revenues from the EMEA region declined on a year-over-year basis primarily due to changes in foreign exchange rates, which impacted a $2.3 million reduction in total Company revenue.

Three Months Ended December 31, 2016 – Segment Performance Commentary

The year-over-year changes in the Company’s financial performance were driven by its Network, Television, Home Entertainment and WWE Shop business segments. A further discussion of key business segments is provided in the narrative below.

Media Division

Revenues from the Company's Media division increased 17%, to $125.0 million, primarily due to the impact of certain television programming, the contractual escalation of television rights fees, and the growth of WWE Network subscribers.

•

Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 7% to $43.7 million.  WWE Network subscription revenue increased 11% to $41.4 million from $37.2 million in the prior year quarter based on a 14% year-over-year increase in average paid subscribers to 1.41 million.[6]

Network segment Operating income decreased to $13.7 million from $15.0 million reflecting an increase in depreciation.  Network segment OIBDA of $15.5 million was essentially unchanged from the prior year quarter as the growth in WWE Network subscription revenue was offset by increased programming expenses, including a $3.8 million allocation of certain expenses shared between the Company’s Network and Television segments.7 A portion of the increase in Network programming expenses relates to the Company’s previously communicated strategic investments.

The Company continued to increase the global subscriber base of WWE Network, as measured on a year-over-

year basis, with launches earlier in the year in five countries including Germany and Japan. WWE Network had 1.40 million total paid subscribers (1.03 million U.S. paid subscribers and 0.37 million international paid subscribers) at the end of the fourth quarter, which represented a 15% increase from December 31, 2015.

The following table provides WWE Network subscriber performance: 8, 9

	As of / Three Months Ended
	December 31,	December 31,
	2016	2015
Ending Total Subscribers	1,473	1,272
Ending Paid Subscribers
U.S.	1,033	940
International	370	277
Total paid subscribers	1,403	1,217

Average Paid Subscribers
Quarter	1,407	1,237
Year-to-date	1,418	1,139

WWE Network content, including pay-per-views, original series, NXT Takeover, and specials has continued to drive viewer engagement. During the quarter, the Company introduced compelling new content for WWE Network, including live in-ring programs, such as the weekly series 205 Live and NXT Takeover Toronto, as well as the short-form series WWE Story Time.  The Company added more than 300 hours of original content to WWE Network’s featured programming in 2016, and more than 2,500 hours of archival content, which resulted in an on-demand library of over 7,000 hours at year-end 2016.

•

Television revenues increased 23% to $68.6 million from $55.6 million in the prior year reflecting the impact of WWE’s reality series, Total Divas and Total Bellas, as well as contractual increases in key distribution agreements. These reality programs aired a total of 12 episodes, which contributed approximately $8.8 million in revenue to the fourth quarter 2016. There were no scheduled airing of these programs in the prior year quarter. As indicated above, the allocation of certain shared expenses reduced Network segment Operating income and OIBDA and increased Television segment Operating income and OIBDA by $3.8 million in the fourth quarter 2016.

•

Home Entertainment revenues increased to $4.2 million from $2.6 million due to higher digital sales, an increase in average revenue per unit and an improved sell-through rate as compared to the prior year quarter.

Live Events

Live Event revenues increased 17% to $38.6 million primarily due to the staging of 21 additional events and an 8% increase in the average effective ticket price for the Company’s events.

•

There were 103 total events (excluding NXT) in the current quarter, consisting of 75 events in North America and 28 events in international markets, as compared to 82 events in the prior year quarter, consisting of 56 events in North America and 26 in international markets.

•

North American live event revenues increased 23% to $22.8 million from $18.5 million primarily due to the staging of 19 additional events.  Partially offsetting this impact, average attendance declined 15% to approximately 5,300 attributable, in part, to changes in venue mix. The average effective ticket price increased 2% to $52.76.

•

International live event revenue increased 10% to $15.8 million from $14.4 million in the prior year quarter primarily due to a 20% increase in the average effective ticket price to $68.65. Average attendance declined 14% to approximately 6,700 attributable, in part, to changes in the mix of territories.

Consumer Products Division

Revenues from our Consumer Products division increased 16% to $27.8 million driven by higher online sales of merchandise at the Company’s e-commerce sites. WWE Shop revenues increased $2.8 million based on a 29% increase in the number of orders to approximately 276,000 that reflected effective promotion and enhanced product assortment. Revenue per order remained essentially unchanged from the prior year quarter.

Corporate and Other

Corporate and Other expenses decreased to $46.6 million from $52.9 million the prior year quarter. As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments. For the fourth quarter 2015, Corporate and Other expenses included a $7.1 million non-cash abandonment charge to write-off the value of costs related to a media center expansion project as described previously.  Excluding this non-cash item, Corporate and Other expense was essentially flat to the prior year quarter.

Operating Income

Operating income increased to $13.9 million from an Operating loss of $1.5 million in the prior year quarter due to a $9.4 million increase in Adjusted OIBDA (as described below) and the absence of a $7.1 million non-cash abandonment charge as in the prior year quarter. These factors were partially offset by a $1.1 million increase in depreciation and amortization. The Company’s Operating income margin increased to 7% from (1%) in the prior year quarter.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)

Adjusted OIBDA increased to $20.5 million from $11.1 million in the prior year quarter primarily due to the increased monetization of the Company’s video content and higher profits from its e-commerce business, WWE Shop. Television and Network profits, on a combined basis, increased $9.1 million with the contractual escalation of key distribution agreements and growth in WWE Network subscriptions, which were partially offset by higher production costs. Profits from the Company’s Home Entertainment and WWE Shop businesses increased based on their revenue growth (as described above). Based on the resulting changes in business mix, the Company’s Adjusted OIBDA margin increased to 11% from 7% in the prior year quarter.

Summary Results for the Year Ended December 31, 2016

Total revenues for the year ended December 31, 2016 were $729.2 million as compared to $658.8 million in the prior year. For the full year, the Company reported Net income of $33.8 million, or $0.44 per share, compared to Net income of $24.1 million, or $0.32 per share, in the prior year. Operating income increased to $55.7 million from $38.8 million. Excluding items affecting comparability, Adjusted OIBDA increased to $80.1 million from $68.7 million.

Year Ended December 31, 2016 - Results by Region and Business Segment

Revenues increased 11% to $729.2 million with growth from most of the Company’s business segments and from all major geographic regions; the Media Division accounted for $37.2 million, or 53%, of the overall revenue growth. North American revenues increased 10% driven by the growth of WWE Network, the contractual escalation of television rights fees, and higher digital advertising sales as reflected in the Company’s Media Division, higher average ticket prices for the Company’s live events, and higher online sales of merchandise at WWE Shop’s e-commerce sites. Revenues from outside North America increased 11% driven by the growth of WWE Network, increased television rights fees as well as higher live event and e-commerce merchandise sales, particularly in the EMEA region. Revenue in the current period was reduced by approximately $5.0 million due to unfavorable changes in foreign exchange rates.  Refer to our 2016 Form 10-K for management’s discussion and analysis of financial condition and results of operations pertaining to all of our segments.

Media Division

Revenues from the Company's Media division increased 9% to $462.6 million from $425.4 million primarily due to the growth in WWE Network subscription revenue, contractual increases in key television distribution agreements and higher digital media revenue.

Live Events

Live Event revenues increased 16% to $144.4 million from $124.7 million in the prior year primarily due to a 9% increase in average ticket prices at the Company’s events in North America, including WrestleMania, an increase in international ticket sales, and an expanded touring schedule for the Company’s NXT brand. The Company held 15 additional NXT events, including eight in international markets, as compared to the prior year.

Consumer Products Division

Revenues from our Consumer Products division increased 10% to $107.9 million from $98.4 million in the prior year, with growth driven by higher sales of branded merchandise through WWE Shop’s e-commerce sites and distribution channels including Amazon.

WWE Studios

WWE Studios recognized revenue of $10.1 million as compared to revenue of $7.1 million in the prior year. The increase in revenue was due to the performance and timing of results from the Company’s portfolio of movies.

Corporate and Other

Corporate and Other expenses increased to $182.9 million from $175.3 million the prior year. As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments. Corporate and other expenses for the year ended December 31, 2015 included a $7.1 million non-cash abandonment charge to write-off the value of costs related to a media center expansion project as described previously. Excluding this non-cash item, Corporate and Other expenses increased by $14.7 million, or 9%, reflecting investments to support key strategic initiatives.

Operating Income

Operating income increased to $55.7 million from $38.8 million in the prior year quarter due to an $11.4 million increase in Adjusted OIBDA (as described below) and the absence of a $7.1 million non-cash abandonment charge as in the prior year. These factors were partially offset by a $1.6 million increase in depreciation and amortization. The Company’s Operating income margin increased to 8% from 6% in the prior year.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)

Adjusted OIBDA increased to $80.1 million from $68.7 million in the prior year primarily due to the increased monetization of the Company’s video content. Television and Network OIBDA, on a combined basis, increased $17.4 million with the contractual escalation of key distribution agreements and growth in WWE Network subscriptions, which were partially offset by higher production costs.10 Live Event OIBDA increased $3.8 million primarily due to higher ticket sales and effective pricing for the Company’s premier event, WrestleMania, as well as increased international events and attendance. Additionally, higher sales from the Company’s e-commerce business, WWE Shop, contributed to the overall rise in OIBDA. Partially offsetting these growth drivers was a $14.7 million increase in Corporate and Other expenses (on an adjusted basis as described above). Based on the resulting changes in business mix, the Company’s Adjusted OIBDA margin increased to 11% from 10% in the prior year.

Cash Flows & Liquidity

Cash generated from operating activities was $56.6 million in the current year, compared to $49.5 million in the prior year.  The $7.1 million increase in cash generated by operating activities was primarily due to improved operating performance.

Capital expenditures increased $9.9 million from the prior year period in continued support of the Company's content production activities. Capital expenditures in the current year period include $4.9 million paid as part of the consideration towards the purchase of a building and underlying real property located in Stamford, Connecticut.

As of December 31, 2016, the Company held $267.1 million in cash, cash equivalents and short-term investments that reflected proceeds of the Company’s convertible note financing, and estimates debt capacity under its revolving line of credit of approximately $100 million.

Notes

(1) The definition of OIBDA, Adjusted OIBDA and a reconciliation of Q4 2016 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

(2) In December 2016, the Company issued $200 million of convertible note financing, which was subsequently increased in January 2017 to $215 million through the exercise of an over-allotment option. After consideration of all transaction fees and hedging costs, the net proceeds raised by this financing were approximately $193 million.

(3) Reconciliation of Q4 2016 and full year 2016 and Q1 2017 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

(4) Social media fan engagements are defined as the cumulative fan response to WWE content measured by the number of “likes”, “follows”, “shares”, “mentions”, and “retweets” across social media platforms such as Facebook, Twitter, YouTube, Instagram and Tumblr.

(5) The Company’s business model and expected results will continue to be subject to significant execution risks, including those risks outlined in the Company’s Form 10-K filing with the SEC.

(6) The difference in the year-over-year growth rates of WWE Network revenue and average paid subscribers derives from changes in foreign exchange rates and from a higher proportion of subscribers reported under license partner agreements in Q4 2016 as compared to Q4 2015, where these subscribers have different economic terms for the network.

(7)  Beginning in January 2016, the Company started allocating certain shared expenses between its Network and Television segments.  Management believes this allocation more accurately reflects the operations of these segments. For the fourth quarter 2016, the implementation of this allocation methodology reduced Network segment OIBDA by $3.8 million and increased Television segment OIBDA by a corresponding $3.8 million. The allocation methodology had no impact on the Company’s consolidated financial statements.

(8)  Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network.

(9)  Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

(10)  For the year ended December 31, 2016, the allocation of shared production expenses (as described in note 6 above) reduced Network segment OIBDA by $15.4 million and increased Television segment OIBDA by a corresponding $15.4 million. The allocation methodology had no impact on the Company’s consolidated financial statements.

Additional Information

Additional business metrics are made available to investors on the corporate website - ir.corporate.wwe.com.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on February 9th, 2017 to discuss the Company's earnings results for the fourth quarter of 2016.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-913-489-5104 from outside the U.S. (conference ID for both lines: 6729578).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on February 9, 2017 at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 20 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is now available in almost all international markets other than the People’s Republic of China and embargoed countries.  The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network (including the risk that we are unable to attract, retain and renew subscribers); major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data; Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net revenues	$194.9	$166.2	$729.2	$658.8
Cost of revenues	117.0	102.0	430.0	397.3
Selling, general and administrative expenses	57.4	53.1	219.1	192.8
Depreciation and amortization	6.6	5.5	24.4	22.8
Loss on abandonment	—	7.1	—	7.1
Operating income (loss)	13.9	(1.5)	55.7	38.8
Investment income, net	0.4	0.6	2.3	1.8
Interest expense	(1.2)	(0.7)	(3.0)	(2.4)
Other expense, net	(0.3)	(1.0)	(1.8)	(2.0)
Income (loss) before income taxes	12.8	(2.6)	53.2	36.2
Provision for (benefit from) income taxes	4.8	(1.4)	19.4	12.1
Net income (loss)	$8.0	$(1.2)	$33.8	$24.1

Earnings (loss) per share:
Basic and diluted	$0.10	$(0.02)	$0.44	$0.32

Weighted average common shares outstanding:
Basic	76.4	75.9	76.1	75.7
Diluted	77.8	75.9	77.5	76.3
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.48	$0.48

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions; Unaudited)

	As of
	December 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$212.0	$38.0
Short-term investments, net	55.1	64.4
Accounts receivable, net	53.2	58.4
Inventory	6.5	6.2
Prepaid expenses and other current assets	22.5	12.8
Total current assets	349.3	179.8
PROPERTY AND EQUIPMENT, NET	132.6	105.2
FEATURE FILM PRODUCTION ASSETS, NET	27.1	26.4
TELEVISION PRODUCTION ASSETS, NET	12.5	11.4
INVESTMENT SECURITIES	25.0	22.3
NON-CURRENT DEFERRED INCOME TAX ASSETS	32.6	44.7
OTHER ASSETS, NET	21.8	19.3
TOTAL ASSETS	$600.9	$409.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$6.1	$4.4
Accounts payable and accrued expenses	70.4	70.0
Deferred income	56.6	57.2
Total current liabilities	133.1	131.6
LONG-TERM DEBT	35.6	17.1
CONVERTIBLE DEBT	161.0	—
NON-CURRENT INCOME TAX LIABILITIES	0.7	1.1
NON-CURRENT DEFERRED INCOME	30.7	50.0
Total liabilities	361.1	199.8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in capital	403.4	369.7
Accumulated other comprehensive income	2.9	3.0
Accumulated deficit	(167.3)	(164.1)
Total stockholders’ equity	239.8	209.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$600.9	$409.1

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions; Unaudited)

	Year Ended
	December 31,
	2016	2015
OPERATING ACTIVITIES:
Net income	$33.8	$24.1
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	6.7	3.9
Amortization of television production assets	26.9	30.6
Depreciation and amortization	29.4	26.7
Loss on abandonment	—	7.1
Services provided in exchange for equity instruments	(2.9)	(2.4)
Equity in earnings of affiliate, net of dividends received	(0.4)	(0.1)
Other amortization	2.4	2.1
Stock-based compensation	18.1	17.2
(Recovery from) provision for doubtful accounts	(0.4)	0.6
Provision for (benefit from) deferred income taxes	12.1	(9.7)
Other non-cash adjustments	(0.6)	(0.7)
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	5.5	(19.1)
Inventory	(0.4)	(1.4)
Prepaid expenses and other assets	(15.5)	(3.5)
Feature film production assets	(6.6)	(3.8)
Television production assets	(28.0)	(36.2)
Accounts payable, accrued expenses and other liabilities	(6.6)	9.8
Deferred income	(16.9)	4.3
Net cash provided by operating activities	56.6	49.5
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(29.9)	(20.0)
Purchases of short-term investments	—	(21.6)
Proceeds from sales and maturities of investments	8.1	24.1
Purchase of equity investments	(2.3)	(1.2)
Net cash used in investing activities	(24.1)	(18.7)
FINANCING ACTIVITIES:
Repayment of debt	(14.4)	(4.3)
Dividends paid	(36.6)	(36.3)
Debt issuance costs	(0.7)	(0.9)
Proceeds from borrowings under the credit facilities	11.6	—
Proceeds from borrowings on convertible notes, net of issuance costs	193.9	—
Proceeds from issuance of warrants	19.5	—
Purchase of convertible note hedge	(34.1)	—
Proceeds from issuance of stock	1.4	1.1
Excess tax benefits from stock-based payment arrangements	0.9	0.4
Net cash provided by (used in) financing activities	141.5	(40.0)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	174.0	(9.2)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	38.0	47.2
CASH AND CASH EQUIVALENTS, END OF PERIOD	$212.0	$38.0
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$12.5	$21.7
Cash paid for interest	$1.6	$1.4
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$2.9	$1.1
Non-cash assumption of mortgage	$23.0	$—
Non-cash purchase of investment securities	$—	$13.8

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data; Unaudited)

	Three Months Ended
	December 31,
	2016	2015
	As Reported	As Reported	Loss on Abandonment	As Adjusted
Operating income (loss)	$13.9	$(1.5)	$7.1	$5.6
Investment, interest and other income, net	(1.1)	(1.1)	—	(1.1)
Income (loss) before taxes	12.8	(2.6)	7.1	4.5
Provision for (benefit from) income taxes	4.8	(1.4)	2.5	1.1
Net income (loss)	$8.0	$(1.2)	$4.6	$3.4
Earnings (loss) per share - diluted	$0.10	$(0.02)	$0.06	$0.04
Reconciliation of Operating income to OIBDA
Operating income (loss)	$13.9	$(1.5)	$7.1	$5.6
Depreciation & amortization	6.6	5.5	—	5.5
OIBDA	$20.5	$4.0	$7.1	$11.1

	Year Ended
	December 31,
	2016	2015
	As Reported	As Reported	Loss on Abandonment	As Adjusted
Operating income	$55.7	$38.8	$7.1	$45.9
Investment, interest and other income, net	(2.5)	(2.6)	—	(2.6)
Income before taxes	53.2	36.2	7.1	43.3
Provision for income taxes	19.4	12.1	2.5	14.6
Net income	$33.8	$24.1	$4.6	$28.7
Earnings per share - diluted	$0.44	$0.32	$0.06	$0.38
Reconciliation of Operating income to OIBDA
Operating income	$55.7	$38.8	$7.1	$45.9
Depreciation & amortization	24.4	22.8	—	22.8
OIBDA	$80.1	$61.6	$7.1	$68.7

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. No such items were reported in, or have been adjusted from the three months or full year ended December 31, 2016.  These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers.  As such, we believe these measures provide relevant and useful information to our current and potential investors.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data; Unaudited)

	Three Months Ended December 31, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$13.7	$1.8	$15.5	$—	$15.5
Television	30.6	1.3	31.9	—	31.9
Home Entertainment	1.9	—	1.9	—	1.9
Digital Media	1.9	—	1.9	—	1.9
Live Events	6.2	—	6.2	—	6.2
Consumer Products Division
Licensing	4.6	—	4.6	—	4.6
Venue Merchandise	2.1	—	2.1	—	2.1
WWEShop	3.0	—	3.0	—	3.0
WWE Studios	(1.1)	—	(1.1)	—	(1.1)
Corporate & Other	(49.0)	3.5	(45.5)	—	(45.5)
Total Operating Income	$13.9	$6.6	$20.5	$—	$20.5

	Three Months Ended December 31, 2015
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$15.0	$—	$15.0	$—	$15.0
Television	21.0	2.3	23.3	—	23.3
Home Entertainment	0.6	—	0.6	—	0.6
Digital Media	2.0	0.1	2.1	—	2.1
Live Events	7.3	—	7.3	—	7.3
Consumer Products Division
Licensing	4.5	—	4.5	—	4.5
Venue Merchandise	1.9	—	1.9	—	1.9
WWEShop	1.5	—	1.5	—	1.5
WWE Studios	(0.2)	—	(0.2)	—	(0.2)
Corporate & Other	(55.1)	3.1	(52.0)	7.1	(44.9)
Total Operating Income	$(1.5)	$5.5	$4.0	$7.1	$11.1

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. No such items were reported in, or have been adjusted from the three months or full year ended December 31, 2016.  These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers.  As such, we believe these measures provide relevant and useful information to our current and potential investors.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data; Unaudited)

	Year Ended December 31, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$36.9	$6.1	$43.0	$—	$43.0
Television	114.8	5.0	119.8	—	119.8
Home Entertainment	5.3	—	5.3	—	5.3
Digital Media	4.3	0.3	4.6	—	4.6
Live Events	41.8	—	41.8	—	41.8
Consumer Products Division
Licensing	27.4	—	27.4	—	27.4
Venue Merchandise	9.8	—	9.8	—	9.8
WWEShop	7.3	—	7.3	—	7.3
WWE Studios	(0.2)	—	(0.2)	—	(0.2)
Corporate & Other	(191.7)	13.0	(178.7)	—	(178.7)
Total Operating Income	$55.7	$24.4	$80.1	$—	$80.1

	Year Ended December 31, 2015
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$48.4	$—	$48.4	$—	$48.4
Television	88.0	9.0	97.0	—	97.0
Home Entertainment	4.6	—	4.6	—	4.6
Digital Media	3.2	1.2	4.4	—	4.4
Live Events	38.0	—	38.0	—	38.0
Consumer Products Division
Licensing	28.8	—	28.8	—	28.8
Venue Merchandise	8.9	—	8.9	—	8.9
WWEShop	5.1	—	5.1	—	5.1
WWE Studios	(1.5)	—	(1.5)	—	(1.5)
Corporate & Other	(184.7)	12.6	(172.1)	7.1	(165.0)
Total Operating Income	$38.8	$22.8	$61.6	$7.1	$68.7

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. No such items were reported in, or have been adjusted from the three months or full year ended December 31, 2016.  These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers.  As such, we believe these measures provide relevant and useful information to our current and potential investors.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Q1 2017 and Full Year 2017 Business Outlook

(In millions, except per share data; Unaudited)

Reconciliation of Q1 2017 Operating income to Adjusted OIBDA

Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
$16 - $20	$7	$23 - $27	$-	$23 - $27

Reconciliation of 2017 Operating income to Adjusted OIBDA

Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
$70	$30	$100	$-	$100

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

The Company believes the presentation of OIBDA and Adjusted OIBDA is relevant and useful for investors because it allows investors to view our operating performance in the same primary method used by management to evaluate operating performance.  Additionally, we believe they provide a meaningful representation of operating cash flows.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$36.9	$17.6	$56.6	$49.5
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(6.0)	(4.1)	(29.9)	(20.0)
Free Cash Flow	$30.9	$13.5	$26.7	$29.5

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, debt service, and payment of dividends.